Exhibit 99.1

Press Release

Media Contact:	Nancy Welsh
319.295.2123
nkwelsh@rockwellcollins.com

Investor Contact:	Dan Crookshank
319.295.7575
investorrelations@rockwellcollins.com

Rockwell Collins’ Fiscal Year 2005 Earnings Per Share Increase 32% to $2.20 as Revenues Grow 18% to $3.45 Billion; Fiscal Year 2005 Cash Flow from Operations Improve 44% to $574 Million

CEDAR RAPIDS, Iowa (November 10, 2005) – Rockwell Collins, Inc. (NYSE: COL) today reported net income for the fiscal year ended September 30, 2005 of $396 million, or $2.20 per share, a 32% increase over fiscal year 2004 net income of $301 million, or $1.67 per share. Total segment operating margins improved 160 basis points to 18.1% compared to 16.5% last year.

Sales for fiscal year 2005 increased $515 million, or 18%, to $3.45 billion compared to sales of $2.93 billion last year. Organic revenue growth was 15%, as incremental sales from the NLX business acquired in December 2003 and the TELDIX business acquired in March 2005 contributed $72 million, or 3 percentage points of the total growth in revenues.

Cash provided by operating activities for fiscal year 2005 totaled $574 million, or 145% of net income, and represents an increase of 44% over the $399 million of operating cash flow generated in fiscal year 2004.

“By any measure, 2005 was an outstanding year for Rockwell Collins. In all key areas we posted results that were significantly improved over last year, highlighted by earnings per share growth that was more than double our rate of organic revenue growth,” said Rockwell Collins Chairman, President and Chief Executive Officer Clay Jones. “Our margin expansion and earnings acceleration is, in part, due to the dedicated efforts of our people applying lean tools and leveraging the unique advantages inherent in our integrated business model.”

“Our strong operating cash flow allowed us to deploy nearly $600 million toward initiatives aimed at providing additional value to our shareowners in 2005. Specifically, we repurchased more than 10 million shares of common stock and paid out $85 million in dividends,” continued Jones.

Net income for the fourth quarter of fiscal year 2005 was $110 million, or 62 cents per share, compared with net income of $86 million, or 48 cents per share for the same period last year. Fourth quarter earnings per share grew 29%, slightly ahead of the 28% increase in net income, due to the favorable impact on earnings per share of the company’s share repurchase program. Sales for the fourth quarter of fiscal year 2005 were $963 million, an improvement of $124 million, or 15% from $839 million reported for the same period a year ago. Organic revenue growth was 11%, as TELDIX accounted for $29 million, or 4 percentage points of the higher revenues.

Fourth quarter and full year 2005 net income includes a $15 million charge ($10 million after tax) for the write-off of intangible assets as a result of the company discontinuing the use of certain tradenames related to Kaiser Aerospace and Electronics Corporation, acquired by the company in December 2000. Fourth quarter and full year 2005 net income also includes the recognition of $10 million in favorable income tax adjustments resulting from the resolution of certain deferred tax matters that existed at the time of the company’s spin off in 2001.

Commenting on the company’s outlook, Jones said, “We begin 2006 with both businesses well positioned to capitalize on a commercial aerospace market that continues to recover and a government market with funding priorities focused in areas that match our defense electronics and communications capabilities. We also expect our operating performance to once again produce additional efficiencies that enhance our rate of profitability growth. These factors give me the confidence to project our third consecutive year of double-digit revenue and earnings per share growth in fiscal year 2006.”

Following is a discussion of fiscal year 2005 fourth quarter sales and earnings for each business segment.

Government Systems

Government Systems, which provides aviation electronics, navigation and display products as well as integrated system solutions and services for airborne, ground and shipboard applications to the U. S. Department of Defense, foreign Ministries of Defense, and manufacturers of military platforms, achieved fourth quarter sales of $532 million, an increase of $73 million, or 16%, compared to the $459 million reported for the same period last year. Sales of TELDIX contributed $29 million, or 6 percentage points of the revenue growth.

Sales of defense electronics systems and products increased $76 million, or 26%, to $363 million from the $287 million reported last year. The incremental TELDIX revenues and higher revenues related to ground force navigational equipment programs, electronics systems upgrade programs for various fixed and rotary-wing military aircraft, and helmet mounted and fixed-wing aircraft display programs drove the revenue growth. Defense communications sales were $169 million, slightly lower than last year’s $172 million. Higher advanced communications development program and ARC-210 radio sales were offset by lower Joint Tactical Radio System development program and legacy Link 16 data link revenues, as demand begins to shift to advanced data link products.

Government Systems’ fourth quarter operating earnings increased 23% to $100 million, an operating margin of 18.8%, as compared to operating earnings of $81 million, an operating margin of 17.6%, for the same period last year. The higher operating earnings and operating margin were attributable to the higher sales, coupled with the effects of operational efficiencies, notably in the area of improved engineering utilization, and controlling the growth of selling, general and administrative costs. These improvements more than offset the impact of lower margin TELDIX revenues.

Commercial Systems

Commercial Systems, which provides aviation electronics systems, products and services to air transport, business and regional aircraft manufacturers and airlines and operators of business aircraft worldwide, achieved fourth quarter sales of $431 million, an increase of $51 million, or 13%, compared to sales of $380 million reported for the same period last year.

Air transport revenues increased $30 million, or 14%, to $246 million, principally due to strong demand for avionics equipment related to higher new aircraft production rates. Higher aftermarket sales also added to the revenue growth. Business and regional sales increased $21 million, or 13%, to $185 million. Significantly higher sales to business jet original equipment manufacturers (OEMs) in support of increasing business aircraft production rates were partially offset by lower sales to regional jet OEMs. Aftermarket revenues were lower as an anticipated decline in regulatory mandate program revenues exceeded revenue growth from core aftermarket activities.

Commercial Systems’ fourth quarter operating earnings increased 22% to $72 million, an operating margin of 16.7%, as compared to operating earnings of $59 million, an operating margin of 15.5%, for the same period a year ago. The improved operating earnings and operating margin were due to the combination of the higher sales and Commercial Systems holding its operating costs flat, partially offset by higher research and development costs and inventory reserve adjustment charges.

Corporate

During the fourth quarter, the company repurchased 5.1 million shares of its common stock for $248 million at an average cost of $48.89 per share. This includes four million shares repurchased on August 16, 2005 at an initial cost of $49.10 per share under an accelerated share repurchase agreement. These repurchased shares are subject to a future price adjustment to be determined based on the volume weighted average market trading price of Rockwell Collins common stock over a period of up to four and one-half months from the date of the agreement.

Fiscal Year 2006 Outlook

The company anticipates continued improving conditions in most areas of the commercial aerospace market and its favorable positioning with respect to defense budget funding priorities to lead to another year of double-digit revenue growth. The combination of the higher revenues and the company’s ongoing operational efficiency initiatives are expected to provide the operating leverage to drive improved profitability, despite the impact in fiscal year 2006 from higher defined benefit pension plan costs and incremental costs related to the company’s required adoption of Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, beginning on October 1, 2005.

The following financial guidance for fiscal year 2006 remains unchanged from that which was previously announced on September 13, 2005.

• Total sales	$3.8 Billion to $3.9 Billion

• Segment sales growth:(1)

– Government Systems(2)	14% - 16%

– Commercial Systems	7% - 9%

• Segment operating margins:(3)

– Government Systems	18% - 19%

– Commercial Systems	19% - 20%

• Earnings per share	$2.45 - $2.55

• Cash flow from operating activities	Approx $500 Million

• Research & development costs	Approx $690 Million

• Capital expenditures	Approx $140 Million

(1)	Projected growth rate over prior fiscal year actual segment sales.
(2)	Includes 2 to 3 percentage points of growth from incremental TELDIX revenues.
(3)	Segment operating margins exclude the impact of stock compensation expense.

Business Highlights:

Rockwell Collins contracts with Sikorsky on Canadian helicopter program: Rockwell Collins has been selected by Sikorsky Aircraft Corp. to provide avionics, simulators, training and support on its S-92 platform for the Canadian Maritime Helicopter Program. The program has a potential value of more than $100 million to Rockwell Collins over its 20-year life. Equipment selected includes Rockwell Collins’ integrated cockpit solution for the S-92, as well as the new Rockwell Collins EyeHUD™ helmet mounted display, two Level D equivalent full-flight simulators and communications products.

U.S. Air Force selects Rockwell Collins for KG-3X Cryptographic Modernization program: Rockwell Collins has been selected by the U.S. Air Force for Phases II, III and IV of the KG-3X Cryptographic Modernization Program, which is designed to provide the U.S. military with assured, survivable, protected and highly reliable strategic communications for airborne portions of the Minimum Essential Emergency Communications Network (MEECN) as well as the Fixed Submarine Broadcast System (FSBS). The contract has a potential value of $70 million over the life of the program. KG-3X units are used in the MEECN System and the FSBS for strategic transmission of emergency action messages. Rockwell Collins has been involved in the MEECN system since its inception and continues to provide key portions of the network for the U.S. military, including work on the Ground Element Minimum Essential Emergency Communications Network System (GEMS) program.

DARPA and AFRL select Rockwell Collins for weapons networking program: Rockwell Collins was selected to lead a team in the first phase of the QUINT Networking Technology (QNT) program by the Defense Advanced Research Projects Agency (DARPA) and the Air Force Research Laboratory (AFRL) worth $3.5 million. Phases 2 and 3 are contract options valued at $26 million and could be awarded in December 2005 and September 2007, respectively. The QNT program will develop robust, affordable, miniature networked data link technologies suitable for use on weapons and by tactical unmanned air vehicles and dismounted soldiers. These data links will enable precision strike and efficient targeting against time-critical and mobile targets and also allow secure weapons handoff from the launch platform to any of several air or ground control platforms in the combat area.

Rockwell Collins Pro Line 21 selected for Navy UC-12 King Air fleet upgrade: ARINC Engineering Services, LLC has selected Rockwell Collins’ Pro Line 21 integrated avionics system to upgrade the Navy’s fleet of UC-12 King Air aircraft. The Pro Line 21 integrated avionics system, which includes three, 10x8-inch high-resolution, liquid crystal adaptive flight displays, will enable the Navy’s UC-12 fleet to continue its mission into the 21st century by providing enhanced flight deck efficiency and functionality.

Boeing introduces 787 flight deck featuring Rockwell Collins’ next-generation avionics, pilot controls and information management systems: The public unveiling of the Boeing 787 Dreamliner flight deck offered a first look at Rockwell Collins’ next-generation systems. Highlights included:

–	The Rockwell Collins integrated display system and latest generation of pilot controls. The integrated display system includes five 15.1-inch diagonal liquid crystal displays (LCD)–four across the flight deck and one in the control stand for emulation of the Control Display Units (CDU)–as well as dual LCD head-up displays (HUD). The system utilizes cursor control devices and a multifunction key pad for data entry and retrieval. The Rockwell Collins pilot controls system package includes control columns, control wheels, and rudder pedals, as well as interfaces to the aircraft’s fly-by-wire systems. The modular design of the system will simplify installation and maintenance and is designed to provide operators with a look and feel similar to the Boeing 777 while achieving significant weight savings.

–	The Core Network; which will host a wide range of third party applications and manage on-board information flow to improve airline operational efficiency. This next generation of the Core Network leverages Rockwell Collins’ investment in information management products and plays a key role in ‘e-enabling’ the entire aircraft.

Rockwell Collins is the supplier and systems integrator of the flight deck display system and crew alerting system, pilot controls, communication and surveillance systems, the aircraft’s common data network, and the core network cabinet. These systems and products provide new capabilities to enhance safety, performance and growth to address future requirements, and offers operational commonality with other Boeing flight decks.

AirAsia signs service agreement with Rockwell Collins: Rockwell Collins was selected by AirAsia to provide avionics service and support on its new fleet of Airbus A320 aircraft. Under the 15-year guaranteed performance contract, Rockwell Collins Services will provide AirAsia with maintenance support at a set price per flight hour, billed on a single monthly invoice. The first of AirAsia’s 60 A320 aircraft covered in this agreement will enter service later this year. AirAsia has the option of extending the agreement to cover an additional 40 aircraft.

Conference Call and Webcast Details:

Rockwell Collins Chairman, President and CEO Clay Jones and Senior Vice President and CFO Patrick Allen will conduct an earnings conference call presentation at 8:00 a.m. Eastern Time on November 10, 2005. Individuals may listen to the call and view management’s supporting slide presentation on the Internet at www.rockwellcollins.com. Listeners are encouraged to go to the Investor Relations portion of the web site at least 15 minutes prior to the call to download and install any necessary software. The call will be available for replay on the Internet at www.rockwellcollins.com through December 9, 2005.

Rockwell Collins is a worldwide leader in the design, production, and support of communication and aviation electronics for commercial and government customers. The company’s 17,000 employees in 27 countries deliver industry-leading communication, navigation, surveillance, display, flight control, in-flight entertainment, information management, and maintenance, training and simulation solutions. Additional information is available at www.rockwellcollins.com.

This press release contains statements, including certain projections and business trends, accompanied by such phrases as “believes”, “estimates”, “expects”, “could”, “likely”, “anticipates”, “will”, “intends”, and other similar expressions, that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to the health of the global economy, the continued recovery of the commercial aerospace industry and the continued support for military transformation and modernization programs; the potential adverse impact of oil prices on the commercial aerospace industry; changes in domestic and foreign government spending, budgetary and trade policies adverse to our businesses; market acceptance of our new and existing technologies, products and services;

reliability of and customer satisfaction with our products and services; potential cancellation or termination of contracts, delay of orders or changes in procurement practices or program priorities by our customers; customer bankruptcies and profitability; recruitment and retention of qualified personnel; performance of our suppliers and subcontractors which we are highly dependent upon for timely, high quality and specification compliant products and services; risks inherent in fixed price contracts, particularly the risk of cost overruns; risk of significant and prolonged disruption to air travel; our ability to execute to our internal performance plans such as our continuous productivity improvement and cost reduction initiatives; achievement of our acquisition and related integration plans; continuing to maintain our planned effective tax rates; our ability to develop contract compliant systems and products and satisfy our contractual commitments; and the uncertainties of the outcome of litigation, as well as other risks and uncertainties, including but not limited to those detailed herein and from time to time in our Securities and Exchange Commission filings. These forward-looking statements are made only as of the date hereof.

ROCKWELL COLLINS, INC.

SEGMENT SALES AND EARNINGS INFORMATION

(Unaudited)

(in millions, except per share amounts)

	Three Months Ended September 30		Year Ended September 30
	2005	2004	2005	2004
Sales
Government Systems	$532	$459	$1,810	$1,535
Commercial Systems	431	380	1,635	1,395

Total sales	$963	$839	$3,445	$2,930

Segment operating earnings
Government Systems	$100	$81	$328	$282
Commercial Systems	72	59	296	200

Total segment operating earnings	172	140	624	482

Interest expense	(3)	(2)	(11)	(8)
Earnings from corporate-level equity affiliate	2	2	4	3
Write-off of Kaiser tradenames (1)	(15)	—	(15)	—
General corporate, net (2)	(15)	(17)	(55)	(47)

Income before income taxes	141	123	547	430

Income tax provision (3)	(31)	(37)	(151)	(129)

Net income	$110	$86	$396	$301

Diluted earnings per share	$0.62	$0.48	$2.20	$1.67

Average diluted shares outstanding	177.5	179.8	180.2	180.0

(1)	Represents a fourth quarter fiscal year 2005 pre-tax charge for the write-off of certain tradenames related to the Kaiser Aerospace and Electronics Corporation, acquired by the company in December 2000.
(2)	General corporate, net for the year ended September 30, 2004 includes pre-tax gains of $5 million related to favorable settlements of insurance matters and $7 million related to the favorable resolution of a legal matter from a divested business, partially offset by a $7 million pre-tax charge related to the write down of the company’s equity investment in Tenzing Communications.
(3)	Income tax provision for the three months and year ended September 30, 2005 includes $10 million in favorable income tax adjustments resulting from the resolution of certain deferred tax matters that existed at the time of the company’s spin off in 2001.

The following table summarizes sales by product category for the three months and fiscal years ended September 30, 2005 and 2004 (unaudited, in millions):

	Three Months Ended September 30		Year Ended September 30
	2005	2004	2005	2004
Defense electronics	$363	$287	$1,232	$956
Defense communications	169	172	578	579
Air transport aviation electronics	246	216	911	798
Business and regional aviation electronics	185	164	724	597

Total	$963	$839	$3,445	$2,930

ROCKWELL COLLINS, INC.

SUMMARY BALANCE SHEET

(Unaudited)

(in millions)

	September 30, 2005	September 30, 2004
Assets
Cash and cash equivalents	$145	$196
Receivables	732	616
Inventories	685	650
Current deferred income taxes	178	165
Other current assets	35	36

Total current assets	1,775	1,663

Property	473	418
Goodwill and intangible assets	571	550
Other assets	321	243

Total assets	$3,140	$2,874

Liabilities and shareowners’ equity
Accounts payable	$291	$240
Compensation and benefits	272	235
Income taxes payable	39	18
Product warranty costs	172	154
Other current liabilities	403	317

Total current liabilities	1,177	964

Long-term debt	200	201
Retirement benefits	758	521
Other liabilities	66	55

Shareowners’ equity	939	1,133

Total liabilities and shareowners’ equity	$3,140	$2,874

ROCKWELL COLLINS, INC.

CONDENSED CASH FLOW INFORMATION

(Unaudited)

(in millions)

	Year Ended September 30
	2005	2004
Operating Activities:

Net income	$396	$301
Adjustments to arrive at cash provided by operating activities:
Depreciation	85	92
Amortization of intangible assets and tradenames write-off	34	17
Pension plan contributions	(114)	(132)
Compensation and benefits paid in common stock	69	57
Deferred income taxes	31	38
Tax benefit from the exercise of stock options	35	15
Changes in assets and liabilities, excluding effects of acquisitions and foreign currency adjustments:
Receivables	(104)	(65)
Inventories	(16)	(39)
Accounts payable	47	21
Income taxes	25	21
Compensation and benefits	30	36
Other assets and liabilities	56	37

Cash Provided by Operating Activities	574	399

Investing Activities:

Property additions	(111)	(92)
Acquisition of businesses, net of cash acquired	(19)	(126)
Acquisition of intangible assets	(7)	(11)
Proceeds from the disposition of property	3	1

Cash Used for Investing Activities	(134)	(228)

Financing Activities:

Purchases of treasury stock	(498)	(179)
Proceeds from exercise of stock options	96	55
Cash dividends	(85)	(69)
Net proceeds from issuance of long-term debt	—	198
Decrease in short-term borrowings, net	—	(42)

Cash Used for Financing Activities	(487)	(37)

Effect of exchange rate changes on cash	(4)	(4)

Net Change in Cash and Cash Equivalents	(51)	130
Cash and Cash Equivalents at Beginning of Period	196	66

Cash and Cash Equivalents at End of Period	$145	$196

Certain prior year amounts have been reclassified to conform to the current year presentation.